Exhibit 99.2

INDEX TO UNAUDITED INTERIM FINANCIAL STATEMENTS

RBA, INC.

CONTENTS

Page

Balance Sheets	B-2
Statements of Income	B-3
Statements of Cash Flows	B-4
Notes to Financial Statements	B-5 - B-6

RBA, INC.

BALANCE SHEETS

(Unaudited)

June 30, 2007 and 2006

	2007	2006
ASSETS
Current assets
Cash	$5,519	$—
Accounts receivable:
Trade	891,737	513,997
Related party	32,960	320,722
Costs and estimated earnings in excess of billings on uncompleted contracts	121,362	105,907
Due from shareholder	149,652	—
Other current assets	100	—

Total current assets	1,201,330	940,626

Property and equipment
Leasehold improvements	140,732	140,732
Equipment	1,509,701	1,496,251
Vehicles	46,055	46,055

	1,696,488	1,683,038
Less accumulated depreciation	1,234,564	1,128,921

Net property and equipment	461,924	554,117

Other assets
Deposits	49,296	—

TOTAL ASSETS	$1,712,550	$1,494,743

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Checks written in excess of bank balance	$—	$46,658
Notes payable - line of credit	463,025	925,019
Notes payable - related party	—	619,547
Trade accounts payable	89,059	231,023
Accrued liabilities:
Wages and related expenses	36,525	26,243
Interest	235	6,420
Other	41,792	63,650

Total current liabilities	630,636	1,918,560

Stockholders’ equity (deficit)
Common stock, authorized 1,000 shares no par value; issued and outstanding 230 shares	1,512,144	1,512,144
Accumulated deficit	(430,230)	(1,935,961)

Total stockholders’ equity (deficit)	1,081,914	(423,817)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,712,550	$1,494,743

The accompanying notes are an integral part of these consolidated financial statements.

RBA, INC.

STATEMENTS OF INCOME

(Unaudited)

Six-Months Ended June 30, 2007 and 2006

	2007	2006

Contract revenues	$2,400,743	$1,622,182

Cost of revenues	1,552,019	1,292,770

Gross profit	848,724	329,412

Operating expenses
General and administrative expenses	302,390	235,706
Selling expenses	1,753	4,658
Gain on settlement	(100,000)	—

Total operating expenses	204,143	240,364

Income from operations	644,581	89,048

Other income (expense)
Interest income	3,667
Interest expense	(32,788)	(41,328)

Other expense, net	(29,121)	(41,328)

Net income	$615,460	$47,720

The accompanying notes are an integral part of these consolidated financial statements.

RBA, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

Six-Months Ended June 30, 2007 and 2006

	2007	2006

Operating activities
Net income	$615,460	$47,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	52,858	52,785
Changes in operating assets and liabilities:
Accounts receivable - trade	(388,605)	(111,607)
Accounts receivable - related party	386,448	(33,850)
Other receivables	100,000	—
Costs and estimated earnings in excess of billings on uncompleted contracts	99,863	21,184
Other current asset	(100)	—
Deposits	(49,296)	—
Accounts payable	(58,778)	73,920
Accrued liabilities	(17,807)	(15,749)

Net cash provided by operating activities	740,043	34,403

Investing activities
Due from shareholder	(149,652)	—
Purchase of equipment	(13,450)	—

Net cash used in investing activities	(163,102)	—

Financing activities
Checks written in excess of bank balance	—	46,658
Payments on notes payable - line of credit	(525,188)	(57,014)
Proceeds from notes payable - line of credit	135,000	1,000
Payments on notes payable - related party	(372,617)	(68,178)
Distribution paid	(3,070)	—
Payment of short-term note payable	—	—

Net cash used in financing activities	(765,875)	(77,534)

Cash
Net decrease	(188,934)	(43,131)
Beginning of period	194,453	43,131

End of period	$5,519	$—

The accompanying notes are an integral part of these consolidated financial statements.

RBA, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

June 30, 2007 and 2006

Note 1 - Basis of presentation

The accompanying unaudited financial information has been prepared by RBA, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 8-K/A of the Securities and Exchange Commission (SEC). Accordingly, it does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of this financial information have been included. Financial results for the interim six-month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. This financial information should be read in conjunction with the annual financial statements and notes included within this filing.

Note 2 - Revenue and cost recognition

Revenues from fixed-price contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to date to estimated total costs for each contract.  This method is used because management considers costs to be the best available measure of progress on these contracts.  Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus fees earned measured by costs incurred to date plus a percentage.

Contract costs include all direct material, labor and subcontract costs and those indirect costs related to contract performance such as indirect labor, supplies, tools, repairs and depreciation costs.  Most direct materials are supplied by the customers.  General and administrative costs are charged to expense as incurred.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Note 3 - Contracts in process

Information relative to the Company’s contracts in process are as follows at June 30:

	2007	2006

Costs incurred on uncompleted contracts	$65,079	$246,877
Estimated earnings	56,283	97,066

	121,362	343,943
Less billings to date	—	238,036

	$121,362	$105,907

RBA, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

June 30, 2007 and 2006

Note 3 - Contracts in process, continued

And are included in the accompanying balance sheets under the following captions at June 30:

	2007	2006

Costs and estimated earnings in excess of billings on uncompleted contracts	$121,362	$105,907

Billings in excess of costs and estimated earnings on uncompleted contracts	$—	$—

Note 4 - Related party transactions

The Company outsources some of its labor to a corporation, which shares some of the Company’s stockholders.  The Company’s billings to that corporation for the six months ended June 30, 2007 and 2006 were $48,826 and $46,405, respectively for contracted labor.  At June 30, 2007 and 2006, $32,960 and $320,722, respectively was due the Company and was included in accounts receivable — related party.

Note 5 - Other receivable / Gain on settlement

During 2006, the Company agreed upon a $500,000 settlement with a significant customer for breach of a verbal contract that occurred in prior years.  Of the total settlement, $400,000 was immediately recognized as operating income in 2006; $300,000 was received prior to December 31, 2006 and $100,000 was received subsequent to year end.  Since collection was assured and there was no further performance commitment for the $100,000, a receivable was recorded for this amount at December 31, 2006.  Payment of the remaining $100,000 was contingent upon a minimum number of production hours being provided on future jobs for the customer.  That production level was obtained in June, 2007, and the remaining $100,000 was subsequently received and recorded as operating income in 2007.